Exhibit (e)(3)

Lifetime Achievement Fund, Inc.

15858 West Dodge Road, Suite 310

Omaha, NE  68118

RULE 22c-2 AMENDMENT TO DEALER AGREEMENT

FOR THE SALE OF SHARES OF

LIFETIME ACHIEVEMENT FUND

THIS RULE 22c-2 AMENDMENT TO DEALER AGREEMENT by and between Manarin Securities Corporation, a Nebraska corporation and registered broker-dealer (the “Fund Agent”), and _____________________ (the “Intermediary”), is effective as of April 16, 2007.

WHEREAS, the Fund Agent is the principal underwriter of Lifetime Achievement Fund, Inc. (the “Fund”);

WHEREAS, the Intermediary is a “financial intermediary” as defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund Agent and the Intermediary have previously entered into a Dealer Agreement which governs the services to be provided by the Intermediary as an authorized dealer of the Fund; and

WHEREAS, the Fund Agent and the Intermediary wish to enter into this Rule 22c-2 Amendment to Dealer Agreement (this “Agreement”) in accordance with Rule 22c-2 under the 1940 Act with respect to Shares (as defined herein) of the Fund held on behalf of Shareholders (as defined herein) in an omnibus account of the Intermediary (the “Account”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Intermediary hereby agree as follows:

1.

Shareholder Information

(a)  Agreement to Provide Information.  To the extent required by Rule 22c-2, the Intermediary agrees to provide the Fund, upon written request, the information required by Rule 22c-2 regarding Shareholders in the Account, including: the taxpayer identification number or in the case of non U.S. Shareholders, if the taxpayer identification number is unavailable, the international taxpayer identification number or other government issued identifier (collectively, the “TIN”), if known, of any or all Shareholder(s) of the Account, and the amount, date, name or other identifier of any investment professional(s) associated with the Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Intermediary during the period covered by the request.

(b)  Period Covered by Request.  Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c)  Form and Timing of Response.  The Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request.  The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, whether any specific person about whom it has received the identification and transaction information set forth under this Agreement, is itself a financial intermediary (“indirect intermediary”) and, upon further request by the Fund, promptly either (i) provide or arrange to provide the Fund the identification and transaction information described in paragraph (a) above regarding Shareholders who hold an account with an indirect intermediary; or (ii) subject to the provisions of Section 2 below, restrict or prohibit further purchases of Fund Shares from such indirect intermediary in nominee name on behalf of other persons.  In such instance, the Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(d)  Limitations on Use of Information.  The Fund agrees not to use the information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of the Intermediary.

(e)  Indemnification.  The Fund Agent agrees to indemnify and hold harmless the Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with any third party claim or action brought against the Intermediary as a result of any unauthorized disclosure of a TIN provided to the Fund in response to a request for information pursuant to the terms of this Agreement in the event such unauthorized disclosure was due to the fault of the Fund or the Fund Agent.

2.

Agreement to Restrict Trading.  The Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through an omnibus account of the Intermediary) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (“Fund Policies”).

(a)  Form of Instructions.  Instructions from the Fund must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b)  Timing of Response.  The Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Intermediary.

(c)  Confirmation by Intermediary.  The Intermediary must provide written confirmation to the Fund that instructions have been executed.  The Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

(d)  Supporting Documentation and Assistance.  Upon the Intermediary’s reasonable request, the Fund Agent agrees to provide: (i) supporting documentation, in a format which the Fund Agent may authorize the Intermediary to share with the affected Shareholder and any applicable indirect intermediary, evidencing that a Shareholder whose trading has been restricted pursuant to this Agreement has violated Fund Policies (a “Restricted Shareholder”); and (ii)  reasonable assistance to resolve Restricted Shareholder complaints and/or inquiries regarding trade restrictions and/or prohibitions implemented hereunder.

3.

Redemption Fee.  The Fund Agent and the Intermediary understand and agree that while the Fund recognizes the Account as a single shareholder, the Fund has a redemption fee in place that must be charged to Shareholders upon redemption of Fund Shares, unless the fee is inapplicable as described in the Fund’s current prospectus, and the Fund is relying on the Intermediary to assist with the administration of the redemption fee as it relates to Shareholders holding Shares through the Account.

4.

Definitions.  For purposes of this Agreement:

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name and includes the participants in a participant directed employee benefit plan (“Plan”) notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date set forth under their respective signatures to be effective on the date set forth above.

MANARIN SECURITIES CORPORATION

By: __________________________________

Name: _______________________________

Title: _________________________________

Date: _________________________________

[NAME OF INTERMEDIARY]

By: __________________________________

Name: _______________________________

Title: _________________________________

Date: _______________________________